Exhibit 2.6

The supplemental consolidating data includes separate legal entity data for the Company's entities, Bitcoin Depot Operating, LLC (“BT OpCo”), BT HoldCo, LLC (“BT HoldCo”), and Bitcoin Depot Inc. (PubCo"). This information is presented to highlight the separate financial statement impacts of the entities.

Management determined that EPS was not presented for periods prior to the Merger as it was not considered to be meaningful. Supplemental consolidating data is as follows (in thousands):

	September 30, 2023
	(unaudited)
	BT OpCo	BT HoldCo	PubCo	Eliminations	Consolidated
Assets
Current:
Cash and cash equivalents	$29,617	$5	$44	$-	$29,666
Cryptocurrencies	795	—	—	—	795
Accounts receivable, net	332	—	—	—	332
Prepaid expenses and other current assets	4,455	11	360	—	4,826
Total current assets	35,199	16	404		35,619
Property and equipment:
Furniture and fixtures	635	—	—	—	635
Leasehold improvements	172	—	—	—	172
Kiosk machines - owned	15,617	—	—	—	15,617
Kiosk machines - leased	30,781	—	—	—	30,781
Vehicles	—	—	—	—	—
Total property and equipment	47,205	—	—	—	47,205
Less: accumulated depreciation	(19,860)	—	—	—	(19,860)
Total property and equipment, net	27,345	—	—	—	27,345
Intangible assets, net	4,218	—	—	—	4,218
Goodwill	8,717	—	—	—	8,717
Operating lease right-of-use assets, net	524	—	—	—	524
Security deposits	461	—	—	—	461
Deferred tax asset	—	—	1,582	—	1,582
Due from related parties	3,747	—	—	(3,747)	—
Investment in Subsidiary	—	17,193	—	(17,193)	—
Total Assets	$80,211	$17,209	$1,986	$(20,940)	$78,466

	September 30, 2023
	(unaudited)
	BT OpCo	BT HoldCo	PubCo	Eliminations	Consolidated
Liabilities and Stockholders’ Equity and Member’s Equity
Current:
Accounts payable	$5,966	$-	$1,677	$-	$7,643
Accrued expenses	18,831	—	4,518	—	23,349
Note payable	1,868	—	—	—	1,868
Income taxes payable	808	—	819	—	1,627
Deferred revenue	68	—	—	—	68
Operating lease liabilities, current portion	393	—	—	—	393
Current installments of obligations under finance leases	11,094	—	—	—	11,094
Derivative liabilities	—	—	2,701	—	2,701
Other tax payable	—	—	795	—	795
Total current liabilities	39,028	—	10,510	—	49,538
Long-term liabilities:
Note payable, non-current	16,848	—	—	—	16,848
Operating lease liabilities, non-current	267	—	—	—	267
Obligations under finance leases, non-current	3,991	—	—	—	3,991
Deferred income tax, net	482	—	—	—	482
Due to related parties	—	—	3,747	(3,747)	—
Tax receivable agreement liability	—	—	754	—	754
Total Liabilities	60,616	—	15,011	(3,747)	71,880
Commitments and Contingencies (Note 22)
Stockholders’ Equity and Member’s Equity
Series A Preferred Stock, $0.0001 par value; 50,000,000 authorized, 4,300,000 shares issued and outstanding, at September 30, 2023	—	485	—	(485)	—
Class A common stock, $0.0001 par value; 800,000,000 authorized, 12,358,691 shares issued and outstanding at September' 30, 2023	—	6,881	1	(6,881)	1
Class B common stock, $0.0001 par value; 20,000,000 authorized, no shares issued and outstanding at September 30, 2023	—	—	—	—	—
Class E common stock, $0.0001 par value; 2,250,000 authorized, 1,075,761 shares issued and outstanding at September 30, 2023	—	—	—	—	—
Class M common stock, $0.0001 par value; 300,000,000 authorized, no shares issued and outstanding at September 30, 2023	—	—	—	—	—
Class O common stock, $0.0001 par value; 800,000,000 authorized, no shares issued and outstanding at September 30, 2023	—	—	—	—	—
Class V common stock, $0.0001 par value; 300,000,000 authorized, 44,100,000 shares issued and outstanding at September 30, 2023	—	—	4.00	—	4
Stock subscriptions receivable	—	—	(5,609)	—	(5,609)
Additional paid-in capital	—	4,115	16,302	(4,115)	16,302
Retained earnings (accumulated deficit)	—	5,728	(23,520)	(6,564)	(24,357)
Equity attributed to Legacy Bitcoin Depot	17,089	—	—	(17,089)	—
Accumulated other comprehensive loss	(116)	—	(203)	116	(203)
Total Stockholders’ Equity and Equity Attributable to Legacy Bitcoin Depot	16,973	17,209	(13,025)	(35,018)	(13,860)
Equity attributable to non-controlling interests	2,623	—	—	17,824	20,447
Total Stockholders’ Equity and Member’s Equity	19,596	17,209	(13,025)	(17,194)	6,587
Total Liabilities and Stockholders’ Equity and Member’s Equity	$80,211	$17,209	$1,986	$(20,940)	$78,466

	Three Months Ended September 30, 2023
	(unaudited)
	BT OpCo	BT HoldCo	PubCo	Eliminations	Consolidated
Revenue	$179,483	$-	$-	$-	$179,483
Cost of revenue (excluding depreciation and amortization)	152,545	—	—	—	152,545
Operating expenses:
Selling, general, and administrative	12,812	—	3,430	—	16,242
Depreciation and amortization	3,260	—	—	—	3,260
Total operating expenses	16,072	—	3,430	—	19,502
Income from operations	10,867	—	(3,430)	—	7,436
Other (expense) income:
Interest expense	(2,769)	—	—	—	(2,769)
Other (expense) income	(417)	—	(2,694)	—	(3,111)
(Loss) on foreign currency transactions	(154)	—	—	—	(154)
Total other (expense) income	(3,340)	—	(2,694)	—	(6,034)
Income (loss) before provision for income taxes and non- controlling interest	7,527	—	(6,125)	—	1,402
Income tax (expense) benefit	(162)	—	(175)	—	(337)
Net (loss) income	7,365	—	(6,300)	—	1,065
Net income attributable to Legacy Bitcoin Depot unit holders	—	—	—	—	—
Net income (loss) attributable to non-controlling interest in subsidiary	(1,070)	—	9,233	—	8,163
Net (loss) income attributable to Bitcoin Depot Inc.	8,435	—	(15,533)	—	(7,098)
Other comprehensive income (loss), net of tax
Net (loss) income	7,365	—	(6,300)	—	1,065
Foreign currency translation adjustments	87	—	—	—	87
Total comprehensive (loss) income	7,452	—	(6,300)	—	1,152
Comprehensive income attributable to Legacy Bitcoin Depot unit holders	—	—	—	—	—
Comprehensive income (loss) attributable to non-controlling interest in subsidiary	(6)	—	8,256	—	8,250
Comprehensive (loss) income attributable to Bitcoin Depot Inc.	$7,458	$-	$(14,556)	$-	$(7,098)

	Nine Months Ended September 30, 2023
	(unaudited)
	BT OpCo	BT HoldCo	PubCo	Eliminations	Consolidated
Revenue	$540,561	$-	$-	$-	$540,561
Cost of revenue (excluding depreciation and amortization)	461,087	—	—	—	461,087
Operating expenses:
Selling, general, and administrative	39,520	—	3,725	—	43,245
Depreciation and amortization	9,554	—	—	—	9,554
Total operating expenses	49,074	—	3,725	—	52,799
Income from operations	30,400	—	(3,725)	—	26,675
Other (expense) income:
Interest expense	(10,120)	—	—	—	(10,120)
Other (expense) income	(2,110)	—	(11,914)	—	(14,024)
(Loss) gain on foreign currency transactions	(365)	—	—	—	(365)
Total other (expense) income	(12,595)	—	(11,914)	—	(24,509)
Income (loss) before provision for income taxes and non- controlling interest	17,805	—	(15,639)	—	2,166
Income tax (expense) benefit	719	—	257	—	976
Net (loss) income	18,524	—	(15,382)	—	3,142
Net income attributable to Legacy Bitcoin Depot unit holders	12,906	—	—	—	12,906
Net income (loss) attributable to non-controlling interest in subsidiary	(137)	—	8,168	—	8,031
Net (loss) income attributable to Bitcoin Depot Inc.	5,755	—	(23,550)	—	(17,795)
Other comprehensive income (loss), net of tax
Net (loss) income	18,524	—	(15,382)	—	3,142
Foreign currency translation adjustments	66	—	—	—	66
Total comprehensive (loss) income	18,590	—	(15,382)	—	3,208
Comprehensive income attributable to Legacy Bitcoin Depot unit holders	12,885	—	—	—	12,885
Comprehensive income (loss) attributable to non-controlling interest in subsidiary	(137)	—	8,255	—	8,118
Comprehensive (loss) income attributable to Bitcoin Depot Inc.	$5,843	$-	$(23,637)	$-	$(17,794)